Lenard E. Schwartzer, NV Bar No. 399

Jeanette E. McPherson, NV Bar No. 5423

Jason A. Imes, NV Bar No. 7030

Schwartzer & McPherson Law Firm

2850 South Jones Boulevard, Suite 1

Las Vegas, Nevada  89146-5308

Telephone:  (702) 228-7590

Facsimile:  (702) 892-0122

E-Mail:  bkfilings@s-mlaw.com

Attorneys for Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT

DISTRICT OF NEVADA

In re: XTREME GREEN PRODUCTS INC., Debtor and Debtor in Possession.

Case No. BK-S-13-17266-MKN

Chapter 11

AMENDED DISCLOSURE STATEMENT TO ACCOMPANY XTREME GREEN PRODUCTS INC.’S FIRST AMENDED PLAN OF REORGANIZATION

Hearing Date:   December 11, 2013

Hearing Time:  9:30 a.m.

I.

INTRODUCTION

XTREME GREEN PRODUCTS INC. (the “Debtor” or “XGP”) is a debtor under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”).  The Debtor submits this Disclosure Statement To Accompany Xtreme Green Product Inc.’s First Amended Plan Of Reorganization filed by the Debtor (“Disclosure Statement”) pursuant to section 1125 of the Bankruptcy Code to holders of claims against the Debtor and interests in the Debtor in connection with (i) the solicitation of acceptances of the  Xtreme Green Products Inc.’s First Amended Plan of Reorganization (the “Plan”), as the same may be amended, filed with the United States Bankruptcy Court for the District Of Nevada (the “Bankruptcy Court”), and (ii) the hearing to consider the confirmation of the Plan (the “Confirmation Hearing”).  Unless otherwise defined herein, all capitalized terms contained herein have the same meaning ascribed to them in the Plan.

XGP Disclosure Statement 120913

Attached as Exhibits to this Disclosure Statement are copies of the following documents: (a) Debtor’s Plan (Exhibit “A”);

(b) Debtor’s Liquidation Analysis (Exhibit “B”); and

(c) Management’s Analysis of Debtor’s Future (Exhibit “C”).

These documents contain important information concerning the classification and treatment of claims for purposes of voting and distribution.  No solicitation of votes to accept or reject the Plan may be made except pursuant to section 1125 of the Bankruptcy Code after the issuance of the Disclosure Statement Order.  Please read this document, including the attached exhibits, carefully.  It explains who may object to confirmation of the Plan.  It explains who is entitled to vote to accept or reject the Plan.  It also tells all creditors and shareholders what treatment they can expect to receive under the Plan in the event that the Plan is confirmed by the Bankruptcy Court.

In reviewing Management’s Analysis of Debtor’s Future it is important to remember this is a forward-looking analysis.  As with most forward-looking statements you should note the following:

Forward-looking statements are not statements of historical fact but rather reflect our current expectations, estimates and predictions about future results and events. These statements may use words such as "anticipate," "believe," "estimate," "expect," "intend," "predict," "project" and similar expressions as they relate to us or our management.  When the Debtor makes forward-looking statements, it is basing them on its management's beliefs and assumptions, using information currently available to them. These forward-looking statements are subject to risks, uncertainties and assumptions, including but not limited to, risks, uncertainties and assumptions discussed in this annual report. If one or more of these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may vary materially from what is projected. Any forward-looking statement you read in the Management’s Analysis of Debtor’s Future reflects the Debtor’s current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to the debtor’s operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking

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statements attributable to us, or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this annual report, which would cause actual results to differ before making an investment decision. We are under no duty to update any of the forward-looking statements after the date of the Management’s Analysis of Debtor’s Future or to conform these statements to actual results.

Any interested party desiring further information should contact:

Schwartzer & McPherson Law Firm

2850 S. Jones Blvd., Suite 1

Las Vegas, NV  89146

Telephone:  (702)228-7590

Facsimile:  (702) 892-0122

E-Mail: bkfilings@s-mlaw.com

Attorneys for Debtor and Debtor in Possession

II.

INFORMATION REGARDING THE PURPOSE OF THE PLAN AND DISCLOSURE STATEMENT

The objective of a Chapter 11 case is the confirmation (i.e., approval by the bankruptcy court) of a plan of reorganization.  A plan of reorganization describes in detail (and in language appropriate for a legal contract) the means for satisfying the claims against, and equity interests in, a debtor.  After a plan has been filed, the holders of such claims and equity interests that are impaired (as defined in Bankruptcy Code Section 1124) are permitted to vote to accept or reject the plan.

However, before a debtor, trustee, or other plan proponent can solicit acceptances of a plan of reorganization, Bankruptcy Code Section 1125 requires the debtor or other plan proponent to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable those parties entitled to vote on the plan to make an informed judgment about the plan and whether they should accept or reject the plan.

The purpose of this Disclosure Statement is to provide sufficient information about the Debtor and the Plan to enable Creditors to make an informed decision in exercising their rights to accept or reject the Plan.  This Disclosure Statement will be used to solicit acceptances of the Plan

XGP Disclosure Statement 120913

only after the Bankruptcy Court has found that this Disclosure Statement provides adequate information in accordance with Bankruptcy Code Section 1125 and has entered an order approving this Disclosure Statement.  Approval by the Bankruptcy Court is not an opinion or ruling on the merits of this Disclosure Statement and it does not mean that the Plan itself has been or will be approved by the Bankruptcy Court.

After this Disclosure Statement has been approved by the Bankruptcy Court and the appropriate parties have voted on whether to accept or reject the Plan, there will be a hearing on the Plan to determine whether it should be confirmed.  At the Confirmation Hearing, the Bankruptcy Court will consider whether the Plan satisfies the various requirements of the Bankruptcy Code.  The Bankruptcy Court will also receive and consider a Ballot summary which will present a tally of the votes of Classes accepting or rejecting the Plan cast by those entitled to vote.  Once confirmed, the Plan will be treated essentially as a contract binding on all Creditors, holders of Interests, and other parties in interest in the Chapter 11 Case.

THIS DISCLOSURE STATEMENT IS NOT THE PLAN.  FOR THE CONVENIENCE OF CREDITORS AND HOLDERS OF EQUITY INTERESTS, THE PLAN IS SUMMARIZED IN THIS DISCLOSURE STATEMENT.  ALL SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY THE PLAN ITSELF.  IN THE EVENT OF ANY INCONSISTENCIES BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN WILL CONTROL.

III.

REPRESENTATIONS AND GENERAL DISCLAIMER

This Disclosure Statement was prepared from the information compiled from the Debtor, which the Debtor has reviewed.  The Debtor has not authorized any representations or assurances concerning the Debtor and its operations or the value of its assets.  The United States Securities and Exchange Commission has not approved or disapproved this Disclosure Statement or determined that it is truthful or complete.

IV.

SUMMARY OF VOTING PROCEDURES

A.

Who May Vote to Accept or Reject the Plan

Generally, holders of allowed claims or equity interests that are “impaired” under a plan are permitted to vote on a plan.  A claim is defined by the Bankruptcy Code to include a right to

XGP Disclosure Statement 120913

payment from the Debtor.  An equity interest represents an ownership stake in the Debtor.  In order to vote, a Creditor must first have an Allowed Claim.  The solicitation of votes on the Plan will be sought only from those holders of Allowed Claims and Interests whose Claims are impaired and which will receive property or rights under the Plan.  As explained more fully below, to be entitled to vote, a Claim must be both “Allowed” and “Impaired.”  The Impaired Classes for each of the Debtor’s claims and interests are as follows:

Class

Description

CLASS 2

Administrative Convenience Class

CLASS 3

Qualified Unsecured Creditors of the Debtor.

CLASS 4

Non-Qualified Unsecured Creditors of the Debtor.

CLASS 5

DIP Financing Creditor.

CLASS 6

Shareholders of the Debtor.

The Debtor is soliciting votes from holders of Allowed Claims and Shareholders that are impaired under the Plan and have not been deemed to accept the Plan.

B.

Summary of Voting Requirements

In order for the Plan to be confirmed, the Plan must be accepted by at least one non-insider, impaired class of claims.  A class of claims is deemed to have accepted a plan when allowed votes representing at least two-thirds (2/3) in amount and at least one-half (1/2) in number of the claims of the class actually vote in favor of the Plan.  A class of equity interests has accepted a plan when votes representing at least two-thirds (2/3) in amount of the outstanding equity interests of the class actually voting cast votes in favor of a plan.

The treatment of each Class is described in the Plan and is summarized generally in Article V of this Disclosure Statement.

A VOTE FOR ACCEPTANCE OF THE PLAN BY THOSE HOLDERS OF CLAIMS WHO ARE ENTITLED TO VOTE IS MOST IMPORTANT.  THE DEBTOR BELIEVES THAT THE TREATMENT OF CREDITORS UNDER THE PLAN IS THE BEST ALTERNATIVE FOR CREDITORS AND THE DEBTOR RECOMMENDS THAT THE HOLDERS OF CLAIMS VOTE IN FAVOR OF THE PLAN.

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V.

SUMMARY OF THE PLAN

The following is a general overview of the provisions of the Plan.  The Plan provides for the reorganization of the Debtor.  This overview is qualified in its entirety by reference to the provisions of the Plan.  For a more detailed description of the terms and the provisions of the Plan, the Plan should be reviewed.   All Claims and Equity Interests, except Administrative Claims, are placed in the Classes set forth below.  The distributions under the Plan to each Class are summarized in the following table:

A.

Classes of Claims

For ease of review, the following chart summarizes which Claims have been placed in which Classes under the Plan:

Class 1:	Priority Claims	Unimpaired - Not entitled to vote
Class 2:	Administrative Convenience Class	Impaired – Entitled to vote
Class 3	Qualified Unsecured Creditors	Impaired - Entitled to vote
Class 4:	Non-Qualified Unsecured Creditors	Impaired - Entitled to vote
Class 5:	DIP Financing Creditor	Impaired – Entitled to vote
Class 6:	Shareholders	Impaired - Entitled to vote

Class 1 - Priority Claims - Not Impaired

Class 1 consists of the Allowed Claims of Priority Creditors which are the creditors entitled to priority pursuant to Bankruptcy Code §507 or other provisions of the Bankruptcy Code.  This class is not impaired under the Plan.  Unless the holder of such Claim and the Debtor agree to a less favorable treatment, each holder of an Allowed Class 1 Claim will be paid the Allowed amount of its Claim in full, in cash, as of the Effective Date of the Plan.  If any Claim in this class is disputed or subject to Bankruptcy Court approval, the payment will be made within thirty (30) days after entry of a Final Order allowing such Claim. Bankruptcy Code §507(a)(4) gives priority to employee claims for unpaid wages, salary, or commissions, including vacation, severance, and

XGP Disclosure Statement 120913

sick leave pay, up to $11,750.  The Debtor has listed priority wage claims which total $49,265. The City of North Las Vegas has asserted a priority claim of $2,023. The Nevada Department of Taxation has asserted a priority claim of $4,946.26.

The Debtor estimates the distribution in Class 1 will be as follows:

Creditor	Claim	Distribution
Sanford Leavitt	$11,750	$11,750
Neil Roth	$11,750	$11,750
Ken Sprenkle	$11,750	$11,750
Joe Worrell	$7,615	$7,615
Reed Lincoln	$6,400	$6,400
Nevada Taxation	$4,946	$4,946
City of NLV	$2,023	$2,023
Total		$56,234

Class 2 -  Administrative Convenience Class – Impaired

Class 2 consists of the Allowed Claims of Unsecured Creditors of the Debtor whose claims are $100 or less or who are willing to reduce their claim to $100. The claims of the Administrative Convenience Class shall be paid in full 30 days after the Effective Date of the Plan. It is likely that all Unsecured Creditors whose Allowed Claims are $1,428 or less will elect to be in this class because they receive more cash than if they do not make the election to be in Class 2. Based on this projection, holders of Allowed Claims in the amount of $8,867 will be paid $1,751.

Creditor	Claim	Distribution
Carolina Industrial Equipment Co.	$425.00	$100
CASHO	$1,200.00	$100
Cintas	$258.31	$100
Clark County Personal Property tax	$396.51	$100
EV Autos	$340.00	$100
Evergreen Printing Supplies	$56.39	$56.39
Hooper, Zinn & McNamee	$562.50	$100
North Carolina Department of Revenue	$710.14	$100
Repforce Inc	$325.50	$100
Republic Services	$349.75	$100
Sprint	$301.09	$100
True Life Computers, LLC	$138.95	$100
Tyco Integrated Security LLC	$556.12	$100
UPS	$227.69	$100
UPS Freight	$270.60	$100
Vegas Telecom	$95.00	$95
Virginia Department of Taxation	$489.75	$100
XO Communications	$623.45	$100
Total:		$1,751.39

Class 3 - Claims of Allowed Qualified Unsecured Creditors- Impaired

Class 3 consists of Allowed Claims of Qualified Unsecured Creditors of the Debtor. Qualified Unsecured Creditors are those Unsecured Creditors who held the debt of the Debtor for at least 18 months before the bankruptcy, that is, on or before February 22, 2012, or are creditors whose debt arose in the ordinary course of the Debtor’s business (trade creditors).

Qualified Unsecured Creditors of the Debtor are impaired under the Plan.  Each holder of an Allowed Class 3 Claim shall be entitled to vote to accept or reject the Plan.

Qualified Unsecured Creditors shall be entitled to elect to receive either (a) Locked Up Stock of the Debtor or (b) 7% of their claim in cash. The amount of stock received shall be a pro rata portion of 5,200,000 shares of Debtor’s Locked Up Stock based on the dollars of allowed claims accepting stock.  The Debtor believes that there are Allowed Claims of $3,041,031 in this class.  If all members of Class 3 elected to receive stock for their Allowed Claims, each holder of a claim would receive approximately 1.7 shares of Debtor’s Locked Up Stock in exchange for each

XGP Disclosure Statement 120913

dollar of Allowed Claim.  If most of the trade creditors in Class 3 elect to receive cash payment, the remaining holders of Allowed Claims in Class 3 will receive approximately 2.14 shares of Debtor’s Locked Up Stock in exchange for each dollar of Allowed Claim.

In the event that a creditor in Class 3 is due a distribution of more than $100,000, that creditor shall be paid 20% of its distribution as of the Effective Date and 20% of its distribution on each anniversary of the Effective Date for the next 4 years. The Debtor does not believe that any holder of a claim in Class 3 will be entitled to a cash distribution in excess of $100,000.

The 5,200,000 shares to be issued to Qualified Unsecured Creditors of the Debtor will be, at least, 13% of the shares of the reorganized Debtor.  The Debtor estimates the distribution to Class 3 of approximately $42,486 in cash on claims of approximately $606,948 and 5,200,000 shares of the Debtor’s Locked Up Stock on claims of $2,434,083 will be as follows:

Name of Creditor	Choice of stock or cash	Debt to be exchanged for stock	Amount of stock to be issued	Debt to be exchanged for cash	Amount of cash to be paid
Byron Georgiou	Stock	$1,250,000	2,670,410
North Community Bank	Cash			$107,000	$7,490
Richard Plaster	Stock	$250,000	534,082
Paulson Note Payable	Stock	$125,000	267,041
Convertible Notes	Stock	$80,532	172,043
TPH Capital Convertible Note	Stock	$50,000	106,816
Greg Hoggatt	Stock	$52,808	112,815
Sanford Leavitt	Stock	$162,308	346,743
Neil Roth	Stock	$162,308	346,743
Art Robins	Stock	$160,000	341,813
Barry Alexander Automotive	Cash			$250,000	$17,500
Alexander Xtreme Green, LLC	Cash			$9,295	$650
American Express/ Neil Roth	Cash			$47,325	$3,312
Louis Brilleman	Stock	$135,000	288,403
Deringer	Cash			$4,879	$342
Dominion Dodge	Cash			$19,150	$1,341
Elite Power Solutions, LLC	Cash			$2,176	$152
Rusty Evans	Cash			$9,166	$642
Reed Lincoln	Cash			$4,650	$326
Livingston International Inc	Cash			$2,704	$189
Lund Industries	Cash			$8,372	$586
Nevada Department of Taxation	Cash			$4,285	$300
City of North Las Vegas	Cash			$2,023	$142
Northpark, LLC	Cash			$72,804	$5,096
NV Energy	Cash			$1,581	$111
Pennwell	Cash			$8,915	$624
Claire Roth	Stock	$662	1,414
Suzhou Guoxin	Cash			$1,885	$132
UPS Supply Chain	Cash			$1,579	$110
Worldwide Express	Cash			$7,162	$501
Joseph Worrell	Cash	$5,465	11,675
Kagy & Gioso	Cash			$7,500	$525
Florida Patrol Investigators	Cash			$4,497	$315
Netlux Ventures LTD	Cash			$30,000	$2,100
Total:		$2,434,083	5,199,998	$606,948	$42,486

Class 4 - Claims of Allowed Non-Qualified Unsecured Creditors- Impaired

Class 4 consists of Allowed Claims of Non-Qualified Unsecured Creditors of the Debtor. Non-Qualified Unsecured Creditors are those Unsecured Creditors who did not hold the debt of the Debtor for at least 18 months before the bankruptcy, that is, on or before February 22, 2012, and are not creditors whose debt arose in the ordinary course of the Debtor’s business (trade creditors).

XGP Disclosure Statement 120913

Non-Qualified Unsecured Creditors of the Debtor are impaired under the Plan.  Each holder of an Allowed Class 4 Claim shall be entitled to vote to accept or reject the Plan.

Non-Qualified Unsecured Creditors shall be entitled to elect to receive either (a) Non-Locked Up Stock of the Debtor or (b) 7% of their claim in cash. The amount of stock received shall be a pro rata portion of 5,200,000 shares of Debtor’s Non-Locked Up Stock based on the dollars of allowed claims accepting stock.  The Debtor believes that there are Allowed Claims of $1,696,428 in this class.  If all members of Class 4 elected to receive stock for their Allowed Claims, each holder of a claim would receive approximately 2.9 shares of Debtor’s Non-Locked Up Stock in exchange for each dollar of Allowed Claim. The Debtor expects all holders of Allowed Class 4 Claims to elect to receive stock rather than cash.

In the event that a creditor in Class 4 is due a distribution of more than $100,000, that creditor shall be paid 20% of its distribution as of the Effective Date and 20% of its distribution on each anniversary of the Effective Date for the next 4 years. The Debtor does not believe that any holder of a claim in Class 4 will be entitled to a cash distribution in excess of $100,000.

The 5,200,000 shares to be issued to Non-Qualified Unsecured Creditors of the Debtor will be 13% of the shares of the reorganized Debtor. The debtor expects all members of Class 4 will elect to receive shares of the Debtor’s Non-Locked Up Stock. The Debtor estimates the distribution of the shares of the Debtor’s Non-Locked Up Stock will be as follows:

Name of Creditor	Debt to be exchanged for stock	Amount of stock to be issued
Byron Georgiou	$1,036,101	3,086,297
Sanford Leavitt	$296,403	882,913
Neil Roth	$179,791	535,554
Art Robins	$215,000	640,433
Ken Sprenkle	$18,398	54,803
Total:	$1,745,693	5,200,000

XGP Disclosure Statement 120913

Class 5 – DIP Financing Creditor – Impaired

Class 5 consists of the claim of the DIP Financing Creditor, The Georgiou Family Trust dated 6/22/09 and/or its affiliates, which has provided the Debtor with up to $2,000,000 in post-petition financing. The DIP Loan is (a) secured by all of the assets of the Debtor and (b) has priority over any and all administrative expenses of the kind specified in section 503 (b) or 507 (b) of the Bankruptcy Code.  The Debtor is allowed to use $50,000 to pay its professionals.  The DIP Loan and the provisions of the DIP Loan Agreement were approved by the Bankruptcy Court.

The Claim of the DIP Financing Creditor is impaired under the Plan.

The DIP Financing Creditor will receive 19,600,000 shares of the Debtor in Non-Locked Up Stock. This will be 49% of the outstanding shares of the reorganized Debtor. The DIP Financing Creditor will receive approximately 9.8 shares of Debtor’s Non-Locked Up Stock in exchange for each dollar of Allowed Claim. All the stock issued to Class 5 will be issued to the Georgiou Family Trust dated 6/22/09 and its affiliates, all of which are administered or governed as trustee by Byron Georgiou, in proportion to the amount of funds for DIP Financing provided by each entity.  Mr. Georgiou will provide the proportion of shares and identity of the entities to which this stock will be issued.

Class 6 -  Interests- Impaired

Class 6 consists of existing Shareholders of the Debtor.  The existing shareholders shall receive a pro rata share of 10,000,000 shares of the Debtor in Non-Locked Up Stock. On the Effective Date of the Plan, all existing shares of the Debtor’s stock shall be cancelled, annulled, and extinguished and holders of Interests shall retain no rights except for the right to receive a pro rata portion of shares of the Debtor in Non-Locked Up Stock. The Debtor has approximately 47,713,370 shares of $0.001 par value common stock outstanding. Each Shareholder would receive approximately 1 share of Debtor’s Non-Locked Up Stock in exchange for 5 shares of Debtor’s cancelled common stock or, more exactly, .21 share of Debtor’s Non-Locked Up Stock in exchange for 1 share of Debtor’s cancelled common stock.

The 10,000,000 shares to be issued to existing Shareholders will be 25% of the shares of the reorganized Debtor. The 6 largest Shareholders are as follows:

XGP Disclosure Statement 120913

Name of Creditor	Distribution of Existing Shares	Proposed Distribution of New Shares
Byron Georgiou	3,000,000	619,024
Sanford Leavitt	10,130,650	2,090,373
Neil Roth	6,625,600	1,367,136
Art Robins	10,130,650	2,090,373
Dan Leavitt	1,000,000	206,341
Richard Plaster	3,125,000	654,953
All others	14,451,470	2,971,800
Total:		10,000,000

The remaining existing shareholders of the Debtor currently own approximately 14,451,470 shares of the Debtor’s common stock and will receive approximately 2,971,800 shares of Debtor’s Non-Locked Up Stock

B.

Reasons for Locked Up Stock

Pre-petition, the Debtor incurred substantial losses from its operations.  This resulted in the Debtor having, for federal income tax purposes, substantial Net Operating Losses (“NOLs”) in the amount of $6,266,760 (estimated) through December 31, 2012.  If the Plan is confirmed, these NOLs will be reduced by $623,662 leaving the reorganized debtor with estimated NOLs of $5,643,098. These NOLs, and the ability to carry forward these NOLs as an offset against future income and income taxes, are considered a valuable asset of the Debtor.

In general, Internal Revenue Code §382 substantially reduces or eliminates NOLs when a corporation has a change of ownership.  There are a number of highly technical IRS statutes and regulations concerning the ability of a debtor in Chapter 11 to retain and utilize the NOLs and NOL carryforwards.  Among those rules are that the NOLs are not necessarily lost if the change in ownership results in the pre-petition shareholders and qualified pre-petition creditors receiving more than 50% of the equity in the reorganized debtor pursuant to a plan of reorganization.  The NOLs will be reduced for certain interest payments made in the past three years to creditors who

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receive stock in the reorganized Debtor and certain amounts of cancellation of debt.  In addition, if there is an actual ownership change within two years of emerging from bankruptcy, the NOLs will be lost.  In order to avoid a second change in ownership that would trigger this draconian result, the Debtor has proposed the issuance of Locked Up Stock which prohibits the creditors who receive such stock from transferring these shares for two years from the Effective Date of the Plan.  This is justified because the NOLs are a significant asset of the Debtor and there is a need to preserve the NOLs to reduce future income tax liability.

While the debtor believes that the Plan will allow the debtor to utilize the existing NOLs in the future, the Debtor and its management, attorneys and accountants do not guarantee that the Debtor will be allowed to use the NOLs and NOL carry forwards even if the Plan is confirmed.

C.

Publicly Traded Stock

The common stock of the debtor was publicly traded.  It is the intention of the Debtor to bring all its required filings with the U.S. Securities and Exchange Commission  (the “SEC”) current so that its stock may be traded on OTCBB.  If the stock of the debtor resumes trading it may have two different versions of common stock: The old stock that was trading when the company went bankrupt, and the new stock issued during the reorganization. The old stock, if traded on the OTCBB or Pink Sheets, may have a ticker symbol ending in "Q." The new stock, if it was not issued (but rather authorized) by the company, will end in the letter "V," indicating that the stock will trade "when issued." The "V" will be removed once the company issues the stock itself.  The reorganized Debtor will give notice to the appropriate parties and agencies that the old stock has been cancelled.

 The Debtor believes that its new common stock will be issued and allowed to trade. However the Locked Up Stock will not be allowed to be transferred for two years from the Effective Date of the Plan.

D.

Exemption of Stock from Registration

Pursuant to Bankruptcy Code §1145, the issuance of Shares by the Debtor in exchange for a claim against or an interest in the Debtor may be exempt from registration under federal and state law and, pursuant to Securities Exchange Act of 1933, as amended (the “Securities Act”).

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However, the issuance of Shares to persons who may be deemed Insiders shall be exempt from registration as a private placement under Section 4(2) of the Securities Act . Following their initial issuance, the Shares may be transferred only if such transfer complies with federal and state securities laws. The Debtor makes no representation concerning the right of any person to transfer the Shares. The Debtor recommends that potential recipients of the Shares consult their own counsel concerning whether they may freely trade the Shares without compliance with registration requirements of the Securities Act, or any other federal or state securities laws.

In Chapter 11 filings, the SEC reviews the disclosure document to make sure the company is properly disclosing key facts and to make sure stockholders are properly represented by a committee, if necessary. But other than that, the SEC's role is limited.  Inaction by the SEC is not to be considered approval by the SEC.

The Debtor will remain a reporting public company which is required to file periodic reports with the SEC. The Debtor intends to bring its reports current before Confirmation.

E.

Executory Contracts and Unexpired Leases

Upon the Confirmation Date, all pre-petition executory contracts and unexpired leases not assumed by the Debtor at or before Confirmation Date shall be deemed rejected by the Debtor. Under this provision of the Plan all pre-petition warrants for issuance of stock of the Debtor will be cancelled. Under this provision of the Plan all pre-petition distributor agreements with the Debtor will be cancelled. After the Effective Date of the Plan, the Debtor may negotiate new distributor agreements with some or all of the pre-petition distributors.

Parties to executory contracts and unexpired leases that are deemed rejected may file proofs of claims for their damages within 30 days of the Confirmation Date.

Parties to executory contracts and unexpired leases that are rejected by a separate order may file proofs of claims for their damages within 30 days of such order.

The Debtor intends to assume all pre-petition purchase orders.

Post-petition purchase orders, contracts and leases are not affected by this provision. The Prologis Lease shall remain in effect.

F.

Payments To Classes And Implementation of Plan

XGP Disclosure Statement 120913

Payments to Allowed Claim holders as set forth herein will be made in accordance with the provisions of the Plan by the reorganized Debtor.  Payments made and stock issued within 45 days of the Effective Date of the Plan shall be deemed made as of the Effective Date of the Plan.

G.

Objection to Claim Filed By Barry Alexander Automotive LLC

On or about February 7, 2011, prior to the Petition Date, the Debtor entered into a distribution agreement (the “Agreement”) with Barry Alexander Automotive, LLC d/b/a Alexander Xtreme Green Vehicles, a Tennessee limited liability company (“BAA”).  Pursuant to the terms of the Agreement, BAA placed an initial deposit with the Debtor of $250,000.

On or about October 2, 2012, BAA commenced litigation against the Debtor in the Chancery Court for Williamson County, Tennessee, 21st Judicial District, Case No. 41453 (the “Tennessee Litigation”).  BAA asserted claims against the Debtor in the Tennessee Litigation for breach of contract, breach of express and implied warranties, misrepresentation, and violation of the Tennessee Consumer Protection Act.

On or about February 22, 2013, the Debtor filed an answer in the Tennessee Litigation, and asserted counterclaims against BAA for breach of contract, misrepresentation, failure to perform, and damage done to the Debtor’s business opportunity and reputation.  After the filing of Debtor’s answer, Debtor’s counsel in the Tennessee Litigation withdrew.

On July 30, 2013, the Court in the Tennessee Litigation entered an Order Granting Default Judgment, Dismissing Counterclaim, and Setting Damages Hearing (the “Default Judgment”) due to Debtor’s failure to secure substitute counsel, respond to discovery, and failure to respond to BAA’s motion for default judgment.  The Default Judgment strikes the Debtor’s answer, and grants BAA a default judgment against the Debtor for breach of contract, misrepresentation, breach of implied warranties, and Tennessee Consumer Protection Violations, and it dismisses the Debtor’s counterclaims. The Default Judgment, does not, however, award BAA damages.  A separate hearing for damages was set, but no damage award was entered prior to the Petition Date.

On November 15, 2013, after the Petition Date, BAA filed Proof of Claim No. 14 asserting a general unsecured claim in the sum of $4,485,273.75 (the “BAA Claim”) based on BAA’s pending claim for damages.  The BAA Claim asserts that BAA determined it is owed

XGP Disclosure Statement 120913

$1,492.299.00 in “actual damages,” and is entitled to treble damages ($4,476.897.00), plus court costs ($337.50), and attorney fees ($8,039.25).

The Debtor agrees that BAA is entitled to an unsecured claim for the $250,000 deposit, plus an unpaid invoice in the sum of $9,295 (as Alexander Xtreme Green, LLC), and another unpaid invoice in the sum of $8,495 (as Barry Alexander Automotive, LLC), but BAA is not entitled to anything beyond this $267,790, and any claim in excess of that amount is unfounded and must be denied.  On November 22, 2013, the Debtor filed an objection to BAA Proof of Claim.  This objection is set for hearing on January 8, 2014.

In its objection, the Debtor has asserted:

 a.

The Debtor concedes entering that BAA made a $250,000 deposit to Debtor pursuant to the Agreement, and that the Debtor owed those funds to BAA as of the Petition Date, along with an unpaid invoice in the sum of $9,295 and an unpaid invoice in the sum of $8,495.

b.

The Debtor denies that it breached any contractual agreement between the parties.

c.

It is Debtor’s position that BAA failed or refused to take proper care of the vehicles and parts by failing to provide a proper space for storage, maintenance display and distribution of the vehicles, resulting in the vehicles and parts becoming diminished in value or unsalable.

d.

It is Debtor’s position that BAA failed or refused to take affirmative steps for training its employees to repair or maintain the vehicles, resulting in the vehicles and parts becoming diminished in value or unsalable.

e.

It is Debtor’s position that BAA failed or refused to maintain the vehicles and parts in proper working order, resulting in the vehicles becoming diminished in value or unsalable.

f.

It is Debtor’s position that BAA failed to take appropriate steps to market the vehicles, resulting in lost sales for both parties.

XGP Disclosure Statement 120913

g.

It is Debtor’s position that BAA failed to abide by service and maintenance guidelines for the battery packs which resulted in unnecessarily high replacement costs.

h.

It is Debtor’s position that BAA failed to follow up with potential sales leads from national trade shows which resulted in lost sales.

i.

It is Debtor’s position that BAA provided customers with vehicles and parts that BAA had, through BAA’s own negligence, permitted or caused to be non-performing or otherwise deficient, resulting in lost sales for both parties.

j.

That the Debtor granted BAA exclusive distributorship rights in several states, but BAA only opened a single location in Franklin, Tennessee which limited the Debtor’s ability to sell its products or open other retail or distribution locations.

VI.

DESCRIPTION OF THE DEBTOR

A.

Pre-Bankruptcy History And Events Leading To Bankruptcy

The Debtor is a Nevada corporation, which was originally incorporated in the State of Colorado under the name Belarus Capital Corp.   The Debtor completed a migratory merger on August 18, 2008 and subsequently changed its name to Xtreme Green Products Inc.

On November 12, 2008, the Debtor entered into a Share Exchange Agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Xtreme Green Products Inc., a Nevada corporation (”Xtreme”), pursuant to which the Debtor purchased from the Shareholders approximately 97.43% of the then issued and outstanding shares of Xtreme’s common stock in consideration for the issuance of 37,837,800 shares of common stock of the Debtor (the "Share Exchange").  As a result of the Exchange Agreement, (i) Xtreme became a subsidiary of the Debtor and (ii) the Debtor succeeded to the business of Xtreme as its sole business.  The Debtor subsequently changed its name to Xtreme Green Products Inc.

The Debtor is an eco-vehicle manufacturing company.  The debtor has developed one of the largest line of revolutionary, green, 100% electric powered specialty vehicles such as Personal Mobility Vehicles (PMVs), Motorcycles & Scooters, All Terrain Vehicles (ATVs), and Utility

XGP Disclosure Statement 120913

Terrain Vehicles (UTVs).  Designed with proprietary energy management systems and electric propulsion systems, these products have the power and ability of gas powered engines, but without the particulate pollution or noise pollution. The Debtor intends to become the new wave and standard in environmentally conscious green 100% electric specialty vehicles. In the past, 90% of the Debtor’s sales have been to government agencies.

The Debtor experienced losses from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. As of December 31, 2012, the Company incurred net losses aggregating $9,956,226, had working capital deficit of $4,308,286 and had a stockholder deficit of $4,141,384.

The Debtor was subject to five lawsuits concerning disputes with customers, distributors and its landlord.

The Debtor was unable to secure financing to continue as a going concern and ceased manufacturing and vacated its former factory.  The management focused obtaining new financing and equity investments.  Immediately before the Petition Date, the Debtor reached a tentative agreement with The Georgiou Family Trust dated 6/22/09. Before the Petition Date, an affiliate of DIP Financing Creditor loaned the Debtor $150,000 to finance the payments necessary for the debtor to file the Case, including a retainer for bankruptcy counsel.

B.

The Bankruptcy Filing

The filing of the Chapter 11 Case was required to assure the DIP Financing Creditor that its loan would be secured by a first priority lien on all assets of the Debtor and that it would have a superpriority claim with priority over all other creditors. Without that assurance, the financing was not available.

The Debtor filed its petition for relief under Chapter 11 of the Bankruptcy Code on August 22, 2013.

C.

Summary Of Debtor’s Assets And Liabilities

Debtor filed its bankruptcy petition and amendments.  The petition and amendments may be reviewed in the Debtor’s case filed in the United States Bankruptcy Court for the District of Nevada. In addition, the Debtor has filed Monthly Operating Reports.  The Monthly Operating

XGP Disclosure Statement 120913

Reports may be reviewed in the Debtor’s case filed in the United States Bankruptcy Court for the District of Nevada.

At the outset, the Debtor had few assets that could be liquidated.  Its parts inventory and equipment are specialized for the manufacture of its products and have little or no value to others. The main assets of the Debtor are its management, its ability to obtain custom made parts at reasonable prices and its ability to sell its product to buyers seeking eco-friendly vehicles.  In the past, what was lacking was financial ability to finance its operations.

D.

Description Of Assets of the Debtor

1.

Personal Property of Debtor

Pursuant to Schedule B, the Debtor has listed a bank account, inventory and equipment (collectively, “Personal Property”).  The Debtor valued these assets as set forth in its Petition in the amount of $250,000.  The Debtor believes that the liquidation value of the Personal Property is likely substantially less than the value placed on the Personal Property.

2.

Avoidance Actions

Avoidance actions under Bankruptcy Code Sections 544, 547, 548, 549, 550, 551, and any other applicable section of the Bankruptcy Code, shall be preserved for the benefit of Creditors for payment to Allowed Claims under the Plan. The Debtor used a portion of its pre-petition financing to pay for goods and services necessary to its future operation.  The debtor has made no analysis and places no value on any potential avoidable transfer claims.

E.

The Debtor’s Relationship with the DIP Financing Creditor

The DIP Financing Creditor is the Georgiou Family Trust dated 6/22/09 of which Byron Georgiou is a trustee, and its affiliates, which have agreed to provide a total of $2,000,000 in DIP financing to the Debtor.

The Georgiou Family Trust and its affiliates are the largest investors in the Debtor and Mr. Georgiou previously was named for a short time as a Director of Debtor, during which period no meetings of the Board of Directors were held.  At the time Debtor filed its petition, Mr. Georgiou's family trust controlled 28,500,000 shares of the Debtor, including 3,000,000 restricted shares already issued and currently held, 18,750,000 shares issuable upon the exercise of currently

XGP Disclosure Statement 120913

exercisable warrants, 150,000 shares issuable upon the exercise of options, and 6,600,000 shares issuable upon conversion of a convertible loan.

During January and March of 2010, the Company issued to a family trust of which Byron Georgiou is a trustee, an aggregate of 2,500,000 shares of common stock at $0.40 per share and in March 2010 issued warrants to purchase an additional 7,500,000 shares in three tranches:  a three year warrant expiring in March 2013 to purchase 2,500,000 shares of common stock at $0.40 per share; a four year warrant expiring in March 2014 to purchase 2,500,000 shares of common stock at $0.65 per share; and a five year warrant expiring in March 2015 to purchase 2,500,000 shares of common stock at $0.75 per share.  The total purchase price for the securities was $1,000,000.  In connection with this transaction, Mr. Georgiou was granted the right to distribute the company’s products in the States of California, Washington, Oregon and Northern Nevada.

On July 9, 2010, a family trust of which Mr. Georgiou is a trustee agreed to lend the company $1,000,000 at an interest rate of 12% per annum, interest payable monthly, principal and any unpaid accrued interest to be repaid on September 8, 2011.  At any time prior to that date, at the option of the lender, the loan amount was convertible into common stock at $0.40 per share.  Upon conversion, the lender was entitled to receive warrants to purchase 7,500,000 shares of common stock:  a three year warrant to purchase 2,500,000 shares of common stock at $0.40 per share; a four year warrant to purchase 2,500,000 shares of common stock at $0.65 per share; and a five year warrant to purchase 2,500,000 shares of common stock at $0.75 per share.  In connection with this transaction, Mr. Georgiou was granted the right to distribute the company’s products in the United Kingdom, Ireland, Greece, Cyprus, Central America and the State of Alaska.  When the loan came due on September 8, 2011, Mr. Georgiou and the company agreed to extend the loan on the same terms for an additional year, until September 8, 2012.

On December 8, 2011, a family trust of which Mr. Georgiou is a trustee agreed to lend the company an additional $250,000 at an interest rate of 12% per annum, which loan was scheduled to be repaid on September 8, 2012, the extended due date of the still outstanding prior loan of July 9, 2010.  At any time prior to September 8, 2012, at the option of the lender, the additional $250,000 in loan principal was convertible into 625,000 shares of common stock at $0.40 per

XGP Disclosure Statement 120913

share.  In connection with this transaction, the Company issued 250,000 shares of common stock to lender, extended his Northern Nevada distributorship rights to include the entire State of Nevada, and issued warrants to purchase 625,000 shares of common stock at $0.40 per share exercisable until December 2014, warrants to purchase 625,000 shares of common stock at $0.65 per share exercisable until December 2015, and warrants to purchase 625,000 shares of common stock at $0.75 per share exercisable until December 2016.

On May 1, 2012, a family trust of which Mr. Georgiou is a trustee agreed to lend the company an additional $250,000 at an interest rate of 12% per annum, which loan was scheduled to be repaid on September 8, 2012, the extended due date of the still outstanding prior loan of July 9, 2010, and the due date of the still outstanding prior loan of December 8, 2011.  At any time prior to September 8, 2012, at the option of the lender, the additional $250,000 in loan principal was convertible into 625,000 shares of common stock at $0.40 per share.  In connection with this transaction, the Company issued 250,000 shares of common stock to lender, extended his distributorship rights to include the State of Arizona, and issued warrants to purchase 625,000 shares of common stock at $0.40 per share exercisable until May 2015, warrants to purchase 625,000 shares of common stock at $0.65 per share exercisable until May 2016, and warrants to purchase 625,000 shares of common stock at $0.75 per share exercisable until May 2017.

In addition, on nine separate dates, commencing on July 12, 2012, and continuing through and including November 2, 2012, a family trust of which Mr. Georgiou is a trustee lent a total of an additional $295,000 to or on behalf of the company at an interest rate of 12% per annum.

On November 16, 2012, the company entered into an agreement with Mr. Georgiou to treat the total outstanding loan principal balance of $1,795,000 and accrued interest owed by the company to the family trust as follows:

Mr. Georgiou agreed, on behalf of the family trust of which he is a trustee, to permit new indebtedness from another party in the total amount of $1,500,000 to be incurred by the company, with such new debt to be senior in position to the Georgiou debt, and the outstanding Georgiou debt to be subordinated to the new debt.  In addition, Mr. Georgiou agreed to extend the due date

XGP Disclosure Statement 120913

of $1,650,000 of the debt owed by the company for one year, from September 8, 2012 to September 8, 2013.

In consideration of the above agreements by the Georgiou Family Trust, the company agreed, in the event the new debt was obtained, to pay to Georgiou Consulting, Inc. the sum of $93,805.37, the amount of interest accrued through and including December 8, 2012 on the outstanding Georgiou debt, and to pay back to the Georgiou Family Trust $145,000 of the $295,000 in principal lent to or on behalf of the company during the period from July 12, 2012, to and including November 2, 2012. The parties agreed that, upon completion of the foregoing, a principal balance of $1,650,000 would remain outstanding on the Georgiou debt, and interest would be considered fully paid through December 8, 2012.

In addition, the company agreed to reduce the exercise price from $.40 per share to $.25 per share, in the event that, at the option of the lender, the lender chooses to convert to equity the $1,650,000 convertible loan obligation on or before the extended due date of September 8, 2013.

In addition, the company agreed to extend the expiration dates of the warrants issued in March of 2010 for 30 months, from 3/1/2013 to 9/1/2015, from 3/1/2014 to 9/1/2016, and from 3/1/2015 to 9/1/2017, respectively.

In addition, the company agreed to issue then 7,500,000 new warrants, originally intended to be issued only upon conversion of the $1,000,000 loan provided on July 9, 2010, with an original due date of September 8, 2011, which loan has since been extended twice for one year, with a new due date of September 8, 2013, including warrants to purchase 2,500,000 shares of common stock at $0.40 per share exercisable until November 2015, warrants to purchase 2,500,000 shares of common stock at $0.65 per share exercisable until November 2016, and warrants to purchase 2,500,000 shares of common stock exercisable at $0.75 until November 2017.

At the Effective Date of the Plan, in exchange for his family's rights under the plan, Mr. Georgiou agrees all the warrants (a total of 25,500,000 shares issuable upon the exercise of currently exercisable warrants), all options for the issuance of shares, and all rights for conversion of a debt into shares pursuant to the convertible loan which came due in September 2013 after

XGP Disclosure Statement 120913

filing of the petition by Debtor shall be cancelled.  At the Effective Date of the Plan, the other 3,000,000 restricted shares held pre-petition by The Georgiou Family Trust shall be cancelled and treated identically to those held by all other pre-petition shareholders in Class 6.  At the Effective Date of the Plan, in addition, Mr Georgiou’s distributor agreement, an executory contract, shall be rejected along with all other distributor agreements. At the Effective Date of the Plan, all the stock issued to Class 5 will be issued to the Georgiou Family Trust dated 6/22/09 and its affiliates, all of which are administered or governed as trustee by Byron Georgiou, in proportion to the amount of funds for DIP Financing provided by each entity.  Mr. Georgiou will provide the proportion of shares and identity of the entities to which this stock will be issued.

.

 VII.

SIGNIFICANT EVENTS DURING THE CHAPTER 11 CASE

On August 22, 2013, the Debtor filed its Motion for Interim Order and Final Order Authorizing Post-Petition Financing as a Priority and Secured Loan Pursuant to 11 U.S.C. § 364(c).  On August 29, 2013, the Court granted interim authority to borrow up to $650,000.  On September 19, 2013, the Court granted authority to borrow up to $2,000,000.

On August 22, 2013, the Debtor filed its Motion for Order Authorizing Payment of Pre-Petition Claims of Critical Vendors. On August 29, 2013, the Court granted this motion.

On August 22, 2013, the Debtor filed its Application by Debtor and Debtor-In-Possession For Authorization To Retain and Employ Schwartzer & McPherson Law Firm As Counsel Under General Retainer, Nunc Pro Tunc. On September 25, 2013, the Court approved this application.

On September 18, 2013, the Debtor filed its Application to Employ Louis A. Brilleman, P.C. as Special Securities Counsel for the Debtor, Nunc Pro Tunc.  On October 16, 2013, the Court approved this application.

On September 18, 2013, the Debtor filed is Application to Employ L.L. Bradford & Company, LLC as Special Tax and Audit Accountants for the Debtor, Nunc Pro Tunc. On October 30, 2013, the Court approved this application.

On September 26, 2013, the Debtor, by its president, Neil Roth, attended its Meeting of Creditors.  The meeting was continued to October 31, 2013 and concluded on that date.

XGP Disclosure Statement 120913

On October 7, 2013, the Debtor filed its Motion for Approval of Commercial Premises Lease which seeks Court approval of its lease of 49,920 square feet of commercial real estate space located at 3010 East Alexander Road, Suite 1002, North Las Vegas, Nevada 89030.  This facility is being used for manufacturing and assembling all the products so they will be denominated “Made in the USA”. On November 7, 2013, the Court approved this motion.

On November 1, 2013, the Debtor filed its Plan of Reorganization and its proposed Disclosure Statement.  The Disclosure Statement is subject to approval of the Court after notice and hearing.

On November 22, 2013, the Debtor filed an objection to the claim filed by Barry Alexander Automotive LLC.  This objection is scheduled to be considered on January 8, 2014.

On December 3, 2013, the Court approved the Debtor entering into a Bond Indemnity Agreement to obtain a Vehicle Industry Business License from the Nevada department of Motor Vehicles.

On December 6, 2013, the Debtor filed a motion for approval of insurance premium financing.  This motion is scheduled to be heard on January 8, 2014.

Current orders for vehicles are pending from the City of San Francisco, Riverbank, California, Clark County, Nevada and the University of Georgia.  The Debtor is actively marketing its products.

VIII.

OFFICERS AND DIRECTORS OF THE DEBTOR AND REORGANIZED DEBTOR AND ADMINISTRATIVE EXPENSES

A.

Past Management of the Debtor

As of the Petition Date, the board of directors of the Debtor consisted of Neil Roth, Sanford Leavitt, Rik Deitsch, Greg K Hoggatt. As of the Petition Date, the officers of the Debtor were Sanford Leavitt, Chairman and Chief Executive Officer, and Neil Roth, President and Chief Operating Officer.

B.

Future Management of the Debtor

As of the Effective Date of the Plan, the board of directors of the Debtor shall consist of Sanford Leavitt, Frank Rosenberg, and Byron Georgiou. As of the Effective Date of the Plan, the

XGP Disclosure Statement 120913

officers of the Debtor shall be Byron Georgiou, Chairman, Sanford Leavitt, Chief Executive Officer, Neil Roth, President and Chief Operating Officer, and Ken Sprenkle, Treasurer and Chief Financial Officer. These officers and directors shall remain in control of the reorganized Debtor.

The initial annual salaries of these officers will be as follows:

Officer

Salary

Sanford Leavitt

$78,000

Neil Roth

$78,000

Ken Sprenkle

$82,000

Post-confirmation, the reorganized Debtor intends to enter into multi-year employment contracts with three key employees.  The employees and their initial annual salaries will be as follows:

Employee

Salary

Ken Sprenkle

$82,000

Joseph Worrell

$60,000

Daniel Leavitt

$60,000

Post-confirmation, the reorganized Debtor intends to create an Equity Incentive Plan (the “Incentive Plan”) to which will be issued common stock of the Debtor. Under this Incentive Plan, options may be granted to key employees, officers, directors and consultants of the Debtor which are intended to qualify as Incentive Stock Options ("ISOs") under Section 422 of the Internal Revenue Code or which are not ("Non-ISOs") intended to qualify as Incentive Stock Options thereunder.  Incentive Plan and the right of participants to make purchases thereunder are intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code, as amended. The proposed Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Internal Revenue Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

XGP Disclosure Statement 120913

The primary purpose of the Incentive Plan is to attract and retain the best available personnel for the Debtor in order to promote the success of the Debtor 's business and to facilitate the ownership of the Debtor 's stock by employees.

  C.

Administrative Expenses

It is estimated that the administrative expenses for professionals in this case will be $100,000.  The professionals are

Schwartzer & McPherson Law Firm

Bankruptcy Counsel

Louis A. Brilleman

Special Securities Counsel

L.L. Bradford & Company, LLC

Special Tax and Audit Accountants

IX.

RISK FACTORS

In addition to matters addressed elsewhere in this Disclosure Statement, the Plan involves certain significant risk that should be taken into consideration, including the material factors set forth below.

A.

Risk of Non-Payment

By using the DIP Loan, the Debtor has the ability to make the payments of cash required to be made on the Effective Date of the Plan.  Thus, creditors who elect to receive cash will be paid the 7% of their allowed claims.

B.

Risks of Future Defaults

Pursuant to the Plan, the Debtor will emerge from the Case basically debt-free.  Its only debts will be the ongoing post-petition trade debts incurred by the operation of its business as all pre-petition debts and its DIP Loan will have either been paid or converted into stock of the Debtor.  However, the Debtor has no agreements for future financing of operations and cannot give assurance that future operations will be profitable.

C.

Normal Business Risks

As with all businesses which develop and manufacture products, there are risks concerning the marketing, obtaining parts from foreign sources, maintaining product quality, competition and dependence on a few key employees. Since a large percentage of the Debtor’s customers are

XGP Disclosure Statement 120913

government agencies, the ongoing financial issues concerning the financial ability of governments to purchase equipment may be a factor.

D.

Risk of Failing to Meet Requirements for Publicly Traded Stock

As a public company, the Debtor is required to file reports with the U.S. Securities and Exchange Commission.  At this time the Debtor is delinquent in filing certain reports.  Before Confirmation, the Debtor expects to bring its reports current.  If it fails to do so, the Debtor’s Shareholders may find it difficult to trade the new shares issued by the Debtor. Even if the Debtor brings all its reports current, there can be no assurance by the debtor that there will be a market for its stock.

E.

Risk of Non-Confirmation of the Plan

Even if the requisite acceptances are received, the Plan may not be confirmed by the Bankruptcy Court.  Confirmation of the Plan requires, among other things, a finding by the Bankruptcy Court that it is not likely that there will be a need for further financial reorganization and that the value of distributions to impaired Classes of Creditors and Interests not be less than the value of distributions such Creditors and Shareholders would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code.

F.

Tax Risks.

The tax consequences of the Plan are complex, and in many areas, uncertain.  See, “Reasons for Locked Up Stock.”  The Debtor recognizes it may not be permitted to retain the use of any or all of its NOLs or that it may never have sufficient income in time to take advantage of NOL carry forwards.

G.

Liquidation Analysis

The Debtor’s Liquidation Analysis is attached as Exhibit “B”.  The Liquidation Analysis shows, in the event the Plan is not confirmed,  that all proceeds of the sale of the Debtor’s assets will go to the DIP Financing Creditor and there will be no distribution for Creditors or Shareholders.

H.

Alternatives to the Plan

The management of the Debtor has been unable to identify any alternative to the proposed

XGP Disclosure Statement 120913

Plan other than liquidation.  In the event of liquidation, all the proceeds of the sale of the Debtor’s assets would be go to the DIP Financing Creditor.  It is highly unlikely that there would be any distribution to other Creditors, even administrative or priority creditors or to Shareholders.  If the Plan is not confirmed, the Debtor is likely to ask for the Case to be dismissed to avoid further expenses in the Case.

X.

EFFECT OF CONFIRMATION

A.

Summary of Title to Property and Dischargeability

1.

Vesting of Assets

Subject to the provisions of the Plan, the tangible property of the Estate shall vest in the Debtor on the Effective Date of the Plan.  As of the Effective Date of the Plan, all such property of Debtor shall be free and clear of all Liens and Claims of Creditors and Interests, except as otherwise provided in the Plan.

2.

Discharge

Upon the Effective Date of the Plan, the Debtor will receive a discharge of its pre-petition debts under 11 U.S.C. § 1141.

XI.

FEDERAL INCOME TAX CONSEQUENCES

A.

Scope and Limitations

Under the Internal Revenue Code of 1986, as amended (the “Tax Code”), there are certain federal income tax consequences associated with the Plan.  It is not practicable to present a detailed explanation of all of the federal income tax aspects of the Plan and the following is only a summary discussion of certain significant consequences.  This Disclosure Statement does not constitute and is not intended to constitute either a tax opinion or tax advice to any person, and the summary contained herein is provided for informational purposes only.  This summary is based upon laws, regulations, rulings and decisions now in effect and upon proposed regulations, all of which are subject to change (possibly with retroactive effect) by legislation, administrative action, or judicial decision.

ACCORDINGLY, HOLDERS OF CLAIMS AND EQUITY INTERESTS ARE STRONGLY URGED TO CONSULT THEIR TAX ADVISORS WITH

XGP Disclosure Statement 120913

SPECIFIC REFERENCE TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PLAN WITH RESPECT TO THEIR CLAIM OR EQUITY INTEREST.  THE DEBTOR AND ITS COUNSEL ARE NOT MAKING ANY REPRESENTATIONS REGARDING THE PARTICULAR TAX CONSEQUENCES OF CONFIRMATION AND CONSUMMATION OF THE PLAN AS TO ANY CREDITOR OR EQUITY INTEREST HOLDER NOR IS THE DEBTOR OR ITS COUNSEL RENDERING ANY FORM OF LEGAL OPINION AS TO SUCH TAX CONSEQUENCES

The Plan does create tax consequences for the Debtor.  As stated above, the Debtor expects, but does not guarantee, that its pre-petition NOLs will be available to offset future income and thus reduce future federal income tax.

B.

Net Operating Losses

As of December 31, 2012, the Debtor has Net Operating Losses (“NOLs”) in excess of $6 million. The NOLS will be reduced by the interest expense recognized on the taxes for the prior three years and the current year (2013) related to the debt that is being converted to equity. The use of the Debtor’s existing NOLs to reduce future income taxes is discussed above in Section V.B entitled “Reasons for Locked Up Stock.”  The Debtor believes that the Plan will allow the Debtor to utilize the existing NOLs in the future.  However, the Debtor and its management, attorneys and accountants do no guarantee that the Debtor will be allowed to use the NOLs and NOL carry forwards even if the Plan is confirmed.

XII.

CONFIRMATION PROCESS

A.

Confirmation Hearing

Pursuant to Bankruptcy Code Section 1128(a), the Bankruptcy Court will hold a hearing regarding confirmation of the Plan at the United States Bankruptcy Court, 300 Las Vegas Boulevard South, Las Vegas, Nevada 89101 on a date to be set by the Bankruptcy Court.    For the Plan to be confirmed, the Plan must satisfy the requirements stated in Bankruptcy Code § 1129.  In this regard, the Plan must satisfy, among other things, the following requirements:

1.

Best Interests of Creditors and Liquidation Analysis

XGP Disclosure Statement 120913

Pursuant to Bankruptcy Code Section 1129(a)(7), for the Plan to be confirmed, it must provide that Creditors and Interests will receive at least as much under the Plan as they would receive in a liquidation of the Debtor under Chapter 7 of the Bankruptcy Code (the “Best Interest Test”).  The Best Interest Test with respect to each impaired Class requires that each holder of a Claim or Interest of such Class either:  (i) accepts the Plan; or (ii) receives or retains under the Plan property of a value, as of the Effective Date of the Plan, that is not less than the value such holder would receive or retain if the Debtor were liquidated under Chapter 7 of the Bankruptcy Code.  The Bankruptcy Court will determine whether the value received under the Plan by the holders of Claims in each Class of Creditors or Interests equals or exceeds the value that would be allocated to such holders in a liquidation under Chapter 7 of the Bankruptcy Code.

The Debtor believes that the Plan meets the Best Interest Test and provides value that is not less than that which would be recovered by each such holder in a Chapter 7 bankruptcy proceeding because the Debtor is liquidating.  The Liquidation Analysis attached hereto as Exhibit “B” summarizes the Debtor’s best estimate of recoveries to creditors in the event of liquidation of the Debtor as of December 31, 2013.

2.

Feasibility

The Bankruptcy Code requires that in order to confirm the Plan, the Bankruptcy Court must find that Confirmation of the Plan is not likely to be followed by liquidation or the need for further financial reorganization of the Debtor (the “Feasibility Test”).  In this case, the Debtor has the necessary financing to operate for the foreseeable future.  While no one can guarantee success, the Debtor can show that it is more likely than not to remain in business..

3.

Accepting Impaired Class

For the Plan to be confirmed, the Plan must be accepted by at least one impaired Class of Claims.

4.

Confirmation over Dissenting Class (“Cram Down”)

If there is less than unanimous acceptance of the Plan by impaired Classes of Claims or Interests, the Bankruptcy Court nevertheless may confirm the Plan at the proponent’s request.  Bankruptcy Code Section 1129(b) provides that if all other requirements of Bankruptcy

XGP Disclosure Statement 120913

Code Section 1129(a) are satisfied and if the Bankruptcy Court finds that: (i) the Plan does not discriminate unfairly; and (ii) the Plan is fair and equitable with respect to the rejecting Class(es) of Claim or Interests impaired under the Plan, the Bankruptcy Court may confirm the Plan despite the rejection of the Plan by a dissenting impaired Class of Claims or Interests.

The Debtor will request confirmation of the Plan pursuant to Bankruptcy Code Section 1129(b) with respect to any impaired Class of Claims or Interests that does not vote to accept the Plan.

The Debtor believes that the Plan satisfies all of the statutory requirements for Confirmation, that the Debtor has complied with or will have complied with all the statutory requirements for Confirmation of the Plan, and that the Plan is proposed in good faith.  At the Confirmation Hearing, the Bankruptcy Court will determine whether the Plan satisfies the statutory requirements for Confirmation.

i.

Voting Procedures

(a)

Submission of Ballots

All Creditors entitled to vote will be sent a Ballot, together with instructions for voting, a copy of this approved Disclosure Statement, and a copy of the Plan.  You should read the Ballot carefully and follow the instructions contained therein.  Please use only the Ballot that will be sent to you.  You should complete your Ballot and return it to:

Schwartzer & McPherson Law Firm

2850 S. Jones Blvd., Suite 1

Las Vegas, NV  89146

Telephone:  (702) 228-7590

Facsimile:  (702) 892-0122

TO BE COUNTED, YOUR BALLOT MUST BE RECEIVED AT THE ADDRESS LISTED ABOVE BY A DATE TO BE SET BY THE BANKRUPTCY COURT

(b)

Incomplete Ballots

Unless otherwise ordered by the Bankruptcy Court, Ballots which are signed, dated and timely received, but on which a vote to accept or reject the Plan has not been

XGP Disclosure Statement 120913

indicated, will not be counted as a vote on the Plan.

(c)

Withdrawal of Ballots

A Ballot may not be withdrawn or changed after it is cast unless the Bankruptcy Court permits you to do so after notice and a hearing to determine whether sufficient cause exists to permit the change.

(d)

Questions and lost or damaged Ballots

If you have any questions concerning these voting procedures, you may contact:

Schwartzer & McPherson Law Firm

2850 S. Jones Blvd., Suite 1

Las Vegas, NV  89146

Telephone:  (702) 228-7590

Facsimile:  (702) 892-0122

B.

Objections to Confirmation of the Plan

Bankruptcy Code Section 1128(b) provides that any party in interest may object to confirmation of a plan.  Any objection to confirmation of the Plan must be in writing, must state with specificity the grounds for any such objections and must be filed with the Bankruptcy Court and served upon the following parties so as to be received on or before the time fixed by the Bankruptcy Court.

Counsel for the Debtor:

Schwartzer & McPherson Law Firm

2850 S. Jones Blvd., Suite 1

Las Vegas, NV  89109

Telephone:  (702) 228-7590

Facsimile:  (702) 892-0122

XGP Disclosure Statement 120913

XIII.

DECLARATION IN SUPPORT OF DISCLOSURE STATEMENT

The undersigned, the President of the Debtor, declares under penalty of perjury under the laws of the United States of America that the following statements are true and based upon personal knowledge:

A.

The law firm of Schwartzer & McPherson Law Firm, counsel for the Debtor, is the entity that prepared this document, and we have reviewed the same in its entirety and approved the contents thereof;

B.

The source of all financial data is from information from the Debtor and Debtor’s pleadings;

C.

All facts and representations in the Disclosure Statement are true to the best of our knowledge; and

D.

No fact material to a claimant or equity security holder in voting to accept or reject the proposed Plan has been omitted.

XIV.

RECOMMENDATION

The Plan provides the best available recovery for Creditors.  Accordingly, the Debtor recommends that all Creditors that are entitled to vote on the Plan should vote to accept the Plan.

Dated this 10th day of  December, 2013.

Submitted by:

XTREME GREEN PRODUCTS, INC.

By:_/s/ Neil Roth______________________

Neil Roth, President

Prepared by:

__/s/ Lenard E. Schwartzer___

____

Lenard E. Schwartzer, Esq.

Schwartzer & McPherson Law Firm

2850 South Jones Boulevard, Suite 1

Las Vegas, Nevada  89146-5308

Attorneys for the Debtor and Debtor in Possession

XGP Disclosure Statement 120913

LIST OF EXHIBITS IN APPENDIX

“A”

Debtor’s Plan of Reorganization

“B”

Debtor’s Liquidation Analysis

“C”

Management’s Analysis of Debtor’s Future

Dated:   December 10, 2013.

__/s/ Lenard E. Schwartzer___

____

Schwartzer & McPherson Law Firm

2850 South Jones Boulevard, Suite 1

Las Vegas, Nevada  89146-5308

Attorneys for the Debtor and Debtor in Possession

XGP Disclosure Statement 120913